Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-211700 on Form S-1) and related Prospectus of CareDx, Inc. for the registration of 8,534,261 shares of its common stock and to the incorporation by reference therein of our report dated April 21, 2017, with respect to the consolidated financial statements of CareDx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 25, 2017